Exhibit 5.2

SCHMID Group N.V.	February 17, 2026
Robert-Bosch-Str. 32-36
72250 Freudenstadt, Germany	Our ref: 41-41076028

Filing of the Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special U.S. counsel to you, SCHMID Group N.V., a public limited liability company (naamloze venootschap) incorporated under the laws of the Netherlands (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of

(A)	an aggregate of up to 46,611,659 of the Company’s ordinary shares with a nominal value €0.01 per share (“Ordinary Shares”), including (i) up to 9,750,000 Ordinary Shares issuable upon conversion of 9,750,000 warrants (the “Private Warrants”) originally issued by Pegasus Digital Mobility Acquisition Corp. (“Pegasus”) in a private placement transaction in connection with the initial public offering of Pegasus, and converted into warrants to purchase Ordinary Shares at the closing of the Business Combination (as defined in the Registration Statement) at an exercise price of $11.50 per Ordinary Share, (ii) up to 11,250,000 Ordinary Shares that are issuable upon the exercise of 11,250,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued to public shareholders of Pegasus in its IPO, and converted into warrants to purchase Ordinary Shares at the closing of the Business Combination at an exercise price of $11.50 per Ordinary Share, (iii) up to 15,544,042 Ordinary Shares that are issuable upon the conversion of the $30 million two-tranche convertible notes issued on January 21, 2026 (the “2026 Convertible Notes”), (iv) up to 6,217,617 Ordinary Shares that are issuable upon the exercise of warrants issued on January 21, 2026 (the “2026 Warrants”), (v) up to 1,600,000 Ordinary Shares that are issuable upon the conversion of the EUR 2.5 million term loan drawn from facility agreement dated December 16, 2025 agreed with Black Forest Special Situations I (the “2025 Convertible Loan”), (vi) up to 1,250,000 Ordinary

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Shares that are issuable upon the exercise of options granted in connection with the 2025 Convertible Loan (the “2025 Options”), and (vii) up to 1,000,000 Ordinary Shares that are issuable to certain members of management based on contractually agreed share and option bonus incentive plans; and

(B)

The offer and resale from time to time by the selling securityholders or their permitted transferees and certain other investors (collectively, the “Selling Securityholders”) of (i) up to 95,040,523 Ordinary Shares including (a) 35,888,325 Ordinary Shares issued to certain Selling Securityholders in connection with the Business Combination (including 5,000,000 non-vested earn-out shares), (b) 12,540,539 Ordinary Shares issued to XJ Harbour HK Limited in a private placement on January 16, 2026, (c) up to 21,000,000 Ordinary Shares to be issued upon the exercise of the Warrants, (d) up to 15,544,042 Ordinary Shares to be issued upon the conversion of the 2026 Convertible Notes, (e) up to 6,217,617 Ordinary Shares to be issued upon the exercise of the 2026 Warrants, (f) up to 1,600,000 Ordinary Shares to be issued upon the conversion of the 2025 Convertible Loan, (g) up to 1,250,000 Ordinary Shares to be issued upon the exercise of the 2025 Options, (h) up to 1,000,000 Ordinary Shares that are issuable to certain members of management based on contractually agreed share and option bonus incentive plans, and (ii) up to 9,750,000 Private Warrants

(together the Warrants, 2026 Convertible Notes 2026 Warrants, 2025 Convertible Loan, and 2025 Options, the “Opinion Securities”).

For the purposes of this opinion letter we have examined such matters of fact and questions of law as we have considered appropriate and have reviewed the Documents (as defined in Annex A). With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

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e.

as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

f.

the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization, (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Documents, and (iv) has the corporate power and authority to execute, deliver and perform all its obligations under the Documents; and

g.

neither the execution and delivery by the Company of the Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Opinion Securities (i) conflicts or will conflict with the Company’s articles of association, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below)), or (v) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule, or regulation of any jurisdiction.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Opinion Securities, assuming the due authorization, execution and delivery of the Documents and the fulfilment of all obligations stated therein, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or

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contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if now existing and known to us) cause any change or modification herein.

The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United Stated of America (the “Opined-on Law”) and we are expressing no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance PmbB

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Annex A

For the purposes of issuing this opinion letter we have reviewed

a.	The Company’s registration statement on Form F-1 dated and filed with the Commission February 17, 2026,
b.	Warrant Agreement, between Pegasus Digital Mobility Acquisition Corp. and Continental Stock Transfer & Trust Company dated October 21, 2021,
c.	Warrant Assignment, Assumption and Amendment Agreement, between Continental Stock Transfer & Trust Company, SCHMID Group N.V. and Pegasus Digital Mobility Acquisition Corp. dated April 30, 2024,
d.	Investment Agreement related to the 2026 Convertible Notes of the Company dated January 18, 2026, as amended,
e.	Indenture related to the 2026 Convertible Notes of the Company dated January 21, 2026,
f.	Ordinary Share Purchase Warrant issued by the Company to Linden Capital L.P. dated January 21, 2026,
g.	Ordinary Share Purchase Warrant issued by the Company to Crown Managed Accounts SPC dated January 21, 2026,
h.	Ordinary Share Purchase Warrant issued by the Company to PCH Manager Fund, SPC dated January 21, 2026,
i.	144a Global Note of the Convertible Note issued by the Company dated January 21, 2026,
j.	Reg S Global Note of the Convertible Note issued by the Company dated January 21, 2026,
k.	Term Loan Facility Agreement between the Company and Black Forest Special Situations I dated December 16, 2025, and
l.	Options Agreement between the Company and Black Forest Special Situations I dated January 27, 2026

(all together the “Documents”).

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